STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 09/26/2000
001487295 - 3184020

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
eieiHome.com, Inc.

(Pursuant to Section 242 of the
General Corporation Law
of the State of Delaware)

eieiHome.com, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

1. That the name of the company is eieiHome.com, Inc.

2. That the Certificate of Incorporation of the Company was filed in the office of the Secretary of State of the State of Delaware on the 25th day of February, 2000.

3. That the Certificate of Incorporation is hereby further amended as follows: that the new name of the Company shall be Wireless Ventures, Inc.

4. The foregoing amendment was declared advisable by the Board of Directors of the Corporation, and was duly adopted in accordance with the provisions of Section 242(b) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by an Authorized Person on this 26th day of September, 2000.

eieiHome.com, Inc.

Authorized Person
D. O'Kell
Secretary and
Vice President